Exhibit 10.5

EXECUTION COPY

THIRD AMENDED AND RESTATED LIMITED LIABILITY
COMPANY OPERATING AGREEMENT

OF

JCS HOLDINGS, LLC

dated as of March               , 2010

THE SECURITIES OF THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES OF THE COMPANY IS SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 FORMATION AND CONTINUATION OF LIMITED LIABILITY COMPANY		8
2.1	Formation and Continuation	8
2.2	Name; Principal Place of Business	9
2.3	Agent for Service of Process	9
2.4	Agreement	9
2.5	Business	9
2.6	Term	9

ARTICLE 3 UNITS		9
3.1	Units	9
3.2	Preferred Units	9
3.3	Common Units	10
3.4	Voting Rights	11
3.5	Repurchase Rights Upon Termination of Employment	11
3.6	Certificate of Units; Securities	13

ARTICLE 4 MEMBERSHIP		15
4.1	Members	15
4.2	Representations and Warranties	15
4.3	Additional Members	15
4.4	Restrictions on Transfers of LLC Interests	15
4.5	Tag Along Rights	17
4.6	Drag Along Rights	18
4.7	Admission of Substitute Members	19
4.8	Rights of Assignees	19
4.9	Resignation or Withdrawal of a Member	19
4.10	Disassociation of a Member	19
4.11	Voting Rights	19
4.12	Meetings of Members	19
4.13	No Authority as Agent	21
4.14	Interest in Property of the Company	21
4.15	Initial Public Offering	21

ARTICLE 5 CONTRIBUTIONS TO CAPITAL		22
5.1	Capital Contributions	22
5.2	Additional Capital Contributions	22
5.3	Capital Accounts	22

ARTICLE 6 MANAGEMENT		22
6.1	Management by Managers	22
6.2	Managers	22
6.3	Power and Limitations of the Management Committee	24
6.4	Meetings of the Management Committee	24

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6.5	Officers and Employees	25

ARTICLE 7 DISTRIBUTIONS		26
7.1	Distributions for Taxes	26
7.2	Other Distributions	27
7.3	Distributions in Kind	27
7.4	Restrictions on Distributions	27
7.5	Return of Distributions	28
7.6	No Other Withdrawals	28

ARTICLE 8 ALLOCATIONS		28
8.1	Allocation of Profits and Losses	28
8.2	Allocations upon Transfer	30
8.3	Partnership Tax Treatment	30
8.4	Tax Allocations	30

ARTICLE 9 ACCOUNTING AND RECORDS		31
9.1	Financial and Tax Reporting	31
9.2	Books and Records	31
9.3	Reports	31
9.4	Tax Returns	32
9.5	Tax Matters Member	32

ARTICLE 10 LIABILITY, EXCULPATION AND INDEMNIFICATION		32
10.1	Liability	32
10.2	Exculpation	32
10.3	Duties and Liabilities of Covered Persons	32
10.4	Indemnification	33
10.5	Corporate Opportunity	33
10.6	Expenses	33
10.7	Insurance	33

ARTICLE 11 DISSOLUTION AND TERMINATION		34
11.1	Termination	34
11.2	Authority to Wind Up	34
11.3	Winding Up; Certificate of Dissolution	34
11.4	Distribution of Property	34
11.5	Capital Account Deficit	35

ARTICLE 12 MISCELLANEOUS		35
12.1	Confidentiality	35
12.2	Amendments	35
12.3	Successors and Assigns	35
12.4	Governing Law and Severability	35
12.5	Counterparts; Facsimiles	36
12.6	Titles and Subtitles	36
12.7	Notices	36

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12.8	Entire Agreement	36
12.9	Withholding Taxes	37
12.10	Interpretation	37

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THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING
AGREEMENT OF JCS HOLDINGS, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of JCS Holdings, LLC, a Delaware limited liability company (the “Company”), is made as of January [     ], 2010, by J.H. Whitney VI, L.P., a Delaware limited partnership (together with any successor or permitted assigns, “Whitney VI”), and those other Persons whose names and addresses are set forth on Exhibit A hereto (as Exhibit A may be amended from time to time, to which amendment, for the avoidance of doubt, Section 12.2 shall not apply).

RECITALS

WHEREAS, the Company was formed, pursuant to and in accordance with the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq., as amended from time to time (the “Act” or “Delaware Act”), by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on October 5, 2006 and the entering into that certain Limited Liability Company Operating Agreement, dated as of October 8, 2006 (the “LLC Agreement”), and that certain Amended and Restated Limited Liability Company Operating Agreement, dated as of November 17, 2006, and that certain Second Amended and Restated Limited Liability Company Operating Agreement, dated March 14, 2007 (together with the LLC Agreement, the “Original Agreement”).

WHEREAS, each person whose name is set forth on the signature pages hereto wishes to make such amendments and revisions to, and to restate in its entirety, the Original Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Original Agreement to read as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Agreement:

“Accounting Period” means for each Fiscal Year the period beginning on January 1 and ending on or about December 31; provided that an Accounting Period shall end and a new Accounting Period shall commence on any date on which an Additional Member or Substitute Member is admitted to the Company or a Member ceases to be a Member for any reason.

“Act” or “Delaware Act” means the Delaware Limited Liability Company Act, Title 6 Del. C. § 18-101 et seq., as amended from time to time.

“Additional Member” shall mean any Person who has been admitted to all the rights of a Member pursuant to Section 4.3 of this Agreement.

“Affiliate” of a Person (the “Specified Person”) means any other Person that directly or indirectly controls, is controlled by or is under common control with such Specified Person. For the purpose of this definition, the term “control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as further amended from time to time.

“Assignee” means a transferee of Units who has not been admitted as a Substitute Member. An Assignee of Units shall have no right to vote on, consent to, approve or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member. An Assignee is only entitled to receive distributions and to be allocated the Profits and Losses attributable to the Units transferred to the Assignee.

“Bankruptcy” means, with respect to any Person, that: (a) a petition has been filed by or against such Person as a “debtor” and the adjudication of such Person as a bankrupt under the provisions of the bankruptcy laws of the United States of America has commenced; (b) such Person has made an assignment for the benefit of its creditors generally; or (c) a receiver has been appointed for substantially all of the property and assets of such Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Account” means, with respect to each Member, a separate account established and maintained in accordance with Treasury Regulations Section 1.704-1(b) and the following provisions:

The Capital Account of each Member shall be increased by:

(i)                                     the amount of money and the Gross Asset Value of any property contributed to the Company (determined by the Management Committee as of the date of contribution) by such Member pursuant to the provisions of this Agreement (net of any liabilities secured by such property that the Company is considered to assume or hold subject to for purposes of Section 752 of the Code); and

(ii)                                  such Member’s share of Profits (or items thereof), if any, allocated to its Capital Account pursuant to this Agreement.

And shall be decreased by:

(i)                                     the amount of money and the Gross Asset Value of any property distributed by the Company (determined by the Management Committee as of the date of distribution) to such Member pursuant to the provisions of this Agreement (net of any liabilities secured by such property that such Member is considered to assume or hold subject to for purposes of Section 752 of the Code); and

(ii)                                  such Member’s share of Losses (or items thereof) allocated to its Capital Account pursuant to this Agreement.

Upon the admission of an Additional Member to the Company and upon other events when the Gross Asset Value of the Company’s assets will be adjusted, the Capital Accounts of the Members shall be adjusted to reflect their interests in the then fair market value of the Company’s assets. If Units are issued pursuant to the exercise of an option, warrant or other convertible equity interest issued by the Company, the Capital Account of the exercising person shall reflect not only the cash or property contributed by such person, but also any excess of the fair market value as of the date of exercise of such person’s proportionate share of the Company’s assets over such contribution (and the Capital Accounts of the other Members shall be adjusted pursuant to the first sentence of this paragraph and in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f)).

The initial Capital Accounts shall be as set forth on Exhibit A.

“Capital Contributions” of a Member means that amount of cash and the Gross Asset Value of property (other than money) actually contributed by such Member to the Company pursuant to Article 5 (net of any liabilities secured by such property that the Company is considered to assume or hold subject to for purposes of Section 752 of the Code). The initial Capital Contributions of the Members are reflected on Exhibit A.

“Cause” means one or more of (a) conviction of, or plea of nolo contendere to, (i) any felony or (ii) any misdemeanor involving dishonesty, disloyalty or moral turpitude, (b) the commission of any willful act or omission involving fraud or material dishonesty with respect to the Company or any of its Affiliates or any customer or supplier thereof, (c) the use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol, (d) gross negligence or willful misconduct in connection with the performance of duties, (e) the failure, whether willful, intentional or negligent, of an employee to perform substantially his duties to the Company, which failure, if curable, remains uncured after a period of thirty (30) days following such employee’s receipt of notice from the Company that it deems such conduct Cause hereunder, (f) a failure or refusal to follow any lawful directive of the Management Committee or of any employee of the Company or any of its Subsidiaries to whom an employee has a direct reporting obligation, which failure or refusal, if curable, remains uncured after a period of thirty (30) days following such employee’s receipt of notice from the Company that it deems such failure or refusal Cause for termination of his employment hereunder, (g) a violation of any of the Restrictive Covenants and (h) if an employee is party to an employment agreement with the Company or any of its Subsidiaries, anything included in the definition of Cause in that employment agreement.

“Certificate” means the certificate of formation for the Company originally filed with the Delaware Secretary of State on October 5, 2006, as the same may be amended from time to time in accordance with the terms hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Units” means the common units of the Company.

“Consent of the Management Committee” means the affirmative vote or written consent by the Managers present at a meeting at which a quorum is present holding not less than a majority of the votes of the Managers represented at such meeting.

“Covered Person” shall mean (i) any Member, any Affiliate of a Member, any officers, directors, trustees, shareholders, Members, beneficiaries, partners, employees, representatives or agents of any Member or its Affiliates or (ii) any employee or agent of the Company who is designated as a Covered Person by the Management Committee.

“Depreciation” means, for each Accounting Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Accounting Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes during such Accounting Period, Depreciation for such asset shall be an amount which bears the same ratio to Gross Asset Value of the asset as the federal income tax depreciation, amortization or other cost recovery deduction for such Accounting Period bears to the adjusted tax basis of the asset; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Accounting Period is zero, Depreciation shall be determined with reference to such asset as if the adjusted basis of the asset for federal income tax purposes were equal to the Gross Asset Value and using any reasonable method of cost recovery selected by the Management Committee.

“Designee” means at any time, with respect to the Company, any of the Company’s Subsidiaries that the Company then designates as a “designee” for any applicable provision of this Agreement.

“Disassociated Member” means a Member who has ceased to be a Member as a result of incapacity, death, Bankruptcy or Dissolution or redemption by the Company of all such Member’s Units.

“Dissolution” of a Member which is not a natural person means that such Member has terminated its existence, whether partnership, limited liability company or corporation, wound up its affairs and dissolved; provided that a change in the membership of any Member that is a partnership shall not constitute a “Dissolution” hereunder, whether or not the Member is deemed technically dissolved for partnership law purposes, so long as the business of the Member is continued.

“Dissolution Event” means the incapacity, death, Bankruptcy or Dissolution of a Member, the occurrence of which terminates the Member’s continued membership in the Company.

“Drag Along Transferor” has the meaning set forth in Section 4.6.1.

“Drag Notice” has the meaning set forth in Section 4.6.1.

“Economic Interest” means the right to share in Profits and Losses of and receive or accrue distributions from the Company pursuant to this Agreement, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in management of the Company or, except as required by the Act or applicable tax laws, to receive information concerning the Company.

“Employee Unitholder” means any holder of Units who is an employee of the Company or any of its Subsidiaries (other than a Manager of the Company or a manager/director of any of its Subsidiaries who is not otherwise an employee of the Company or any of its Subsidiaries).

“Fair Market Value” has the meaning set forth in Section 3.5(b).

“Fiscal Year” means the period beginning on January 1 and ending on or about December 31 of each year, or as otherwise required by the Code, and unless the Management Committee shall elect another fiscal year for the Company which is a permissible tax year under the Code.

“Grant Agreement” means the agreement pursuant to which Units are granted to any Person under this Agreement.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (not reduced by any associated liabilities), as agreed to by the contributing Member and the Management Committee;

(ii)                             The Gross Asset Values of all LLC assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (a) the receipt of an additional Interest (including upon the exercise of options, warrants or other convertible equity interests) by any new or existing Member; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii)                          The Gross Asset Value of any property distributed to a Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Management Committee.

“Interest” means a Member’s entire rights in the Company, including the right to share in distributions and allocations hereunder, to vote or participate in management of the Company to the extent set forth herein and to receive information concerning the business and affairs of the Company.

“Majority Seller” has the meaning set forth in Section 4.5.1.

“Management Committee” has the meaning set forth in Section 6.1 hereof.

“Manager” means a member of the Management Committee.

“Manager Unitholder” means any holder of Units who is a Manager and is not otherwise employed by the Company or any of its Subsidiaries.

“Members” means the signatories to this Agreement, any Substitute Members and any Additional Members admitted pursuant to this Agreement, but does not include Assignees.

“NASD” means the National Association of Securities Dealers, Inc.

“Notice” has the meaning set forth in Section 4.5.1.

“Notice Date” has the meaning set forth in Section 3.5(a).

“Organic Transaction” means (i) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets (including, for the avoidance of doubt, any stock held by it in any Person) constituting all or substantially all of the assets of the Company determined on a consolidated basis; provided that for the avoidance of doubt, any sale and lease-back transaction with respect to any real property owned by the Company or any of its Subsidiaries shall not be deemed an “Organic Transaction” or (ii) any merger, consolidation, unit sale or other business combination or refinancing or recapitalization that results in the holders of the issued and outstanding Voting Units of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the outstanding Voting Units of the continuing, purchasing or surviving entity immediately following such transaction.

“Other Drag Holders” has the meaning set forth in Section 4.6.1.

“Other Tag Holders” has the meaning set forth in Section 4.5.1.

“Outstanding Units” means, at any time, the number of Preferred Units and Common Units issued and outstanding.

“Person” means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

“Preferred Units” means the preferred units of the Company.

“Profits” and “Losses” means for any Accounting Period the amount, computed as of the last day thereof, of the Company’s income or loss determined in accordance with federal income tax principles (but without requiring any items to be stated separately pursuant to Section 703 of the Code), with the following adjustments:

(i)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant hereto shall be added to such taxable income or loss;

(ii)          any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant hereto shall be subtracted from such taxable income or loss;

(iii)         any adjustment in the Gross Asset Value of property in accordance with this Agreement shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses (to the extent such adjustment is not already reflected in the Capital Accounts of the Members); and

(iv)        in any situation in which an item of income, gain, loss or deduction is affected by the adjusted basis of property, the Gross Asset Value of the property shall be used in lieu of adjusted basis.

“Reclassified Securities” has the meaning set forth in Section 4.15.

“Reorganization” has the meaning set forth in Section 3.2.1.

“Repurchase Notice” has the meaning set forth in Section 3.5(a).

“Repurchase Period” has the meaning set forth in Section 3.5(a).

“Repurchase Units” has the meaning set forth in Section 3.5(a).

“Restrictive Covenants” means any of the covenants set forth in Section 5 (Non-Competition), Section 6 (Non-Disclosure of Confidential Information), Section 7 (Ownership of Inventions Originated During Term of Agreement) or Section 8 (Non-Disparagement) of any Grant Agreement entered into between any Employee Unitholder and the Company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.2.5.

“Selling Group” has the meaning set forth in Section 4.5.1.

“Selling Member” has the meaning set forth in Section 4.4.2.

“Series A Preferred Unit Amount” has the meaning set forth in Section 7.2.1(i).

“Series A Preferred Units” means the Series A Preferred Units of the Company.

“Series A Preferred Member” means the any holder of Series A Preferred Units.

“Significant Unitholders” means any holder of Series A Preferred Units holding more than 10% of the Outstanding Units.

“Subsidiaries” means the direct or indirect subsidiaries of the Company, whether in existence on the date hereof or subsequently created or acquired.

“Substitute Member” means an Assignee who has been admitted to all the rights of a Member pursuant to this Agreement.

“Terminated Party” has the meaning set forth in Section 3.5.

“Termination Date” has the meaning set forth in Section 3.5.

“Third Party Offeror” has the meaning set forth in Section 4.5.1.

“Third Party Sale” has the meaning set forth in Section 4.5.1.

“Transfer” has the meaning set forth in Section 4.4.1.

“Transfer Interest” has the meaning set forth in Section 4.4.2.

“Transfer Units” has the meaning set forth in Section 4.5.1.

“Treasury Regulations” means regulations issued pursuant to the Code, as amended from time to time.

“Units” shall mean an Interest in the Company as set forth in Section 3.1, but, until exercised or converted, shall not include warrants or options to purchase Units or Interests or other securities convertible or exercisable for Units or Interests.

“Voluntary Transfer Notice” has the meaning set forth in Section 4.4.2.

“Vote of Members” Unless the Act or this Agreement expressly requires a greater vote or consent, all matters requiring the vote, approval, consent, authorization or determination of the Members shall require the affirmative vote or written consent of those Members beneficially owning, in the aggregate, a majority of the outstanding Voting Units.

“Voting Units” shall mean, subject to Section 3.5(d) and Section 4.4.4, the Preferred Units.

“Whitney VI” has the meaning set forth in the preamble hereto.

“Whitney VI Appointees” has the meaning set forth in Section 6.2.1.

ARTICLE 2
FORMATION AND CONTINUATION OF
LIMITED LIABILITY COMPANY

2.1          Formation and Continuation. The Company was formed as a limited liability company pursuant to the provisions of the Act by causing the Certificate conforming to the requirements of the Act to be filed in the Office of the Secretary of State of the State of Delaware on October 5, 2006. The Members hereby agree to continue the company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The Management Committee is hereby authorized to file and record, or cause the filing and recording of, any amendments to the Certificate and such other documents as may be required or appropriate under the Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.2          Name; Principal Place of Business. Unless and until amended in accordance with this Agreement and the Act, the name of the Company will be “JCS Holding, LLC”. The principal place of business of the Company shall be c/o J.H. Whitney & Co., 130 Main Street, New Canaan, CT 06840, or such other place or places as the Management Committee from time to time determines.

2.3          Agent for Service of Process. Until such time as the Management Committee has appointed a different person to act in the State of Delaware as the agent of the Company for service of process, the Company’s agent for service of process in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808.

2.4          Agreement. In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may be further amended from time to time. The Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule.

2.5          Business. The nature of the business to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.6          Term. The term of the Company commenced upon the filing of the Certificate with the Delaware Secretary of State and its existence shall be perpetual, unless its existence is sooner terminated pursuant to Article 11 of this Agreement.

ARTICLE 3
UNITS

3.1          Units. The Company shall be authorized to issue two classes of Units to be designated “Preferred Units,” and “Common Units” The total number of Units which the Company is authorized to issue shall be One Hundred One Million Nine Hundred Nine Thousand Ninety One (101,909,091). Units of the Company may be issued, as authorized by the Management Committee in accordance with the terms of this Agreement. The Management Committee shall be authorized to (i) select persons to receive Units, (ii) determine the form and substance of issuances of Units, and the conditions and restrictions, if any, subject to which such issuances will be made and (iii) certify that the conditions and restrictions applicable to any issuance have been met. It is not necessary that all authorized Units be issued or outstanding. The total number of authorized Units may not be increased without a Vote of Members.

3.2          Preferred Units. The total number of Preferred Units that the Company shall have authority to issue is Ninety Million (90,000,000), and they shall be designated as Series A

Preferred Units (the “Series A Preferred Units”). On the date hereof, an aggregate of Eighty Million (80,000,000) Series A Preferred Units are outstanding and issued to the Persons and in the amounts and at the purchase prices per Unit set forth on Exhibit A.

3.2.1       Reorganizations, Mergers and Consolidations. In the event of any capital reorganization, or the consolidation or merger of the Company with or into another entity (referred to hereinafter as a “Reorganization”), unless such Reorganization constitutes an Organic Transaction that triggers a dissolution of the Company under Section 11 below, the holders of the Series A Preferred Units shall thereafter be entitled to receive the kind and number of securities or property (including cash) of the Company (or other entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise transferred) that the holders would have been entitled to receive had the Company been liquidated in accordance with Section 11.4 herein. Any agreement entered into by the Company relating to any Reorganization shall make appropriate provision for the provisions described herein.

3.3          Common Units. The total number of Common Units that the Company shall have authority to issue is Eleven Million Nine Hundred Nine Thousand Ninety One (11,909,091). On the date hereof, 10,811,090 Common Units are outstanding and issued to the Persons set forth on Exhibit A.

(a)           Unless otherwise specified in a Grant Agreement, the following vesting schedule shall apply to the Common Units issued to each Employee Unitholder:

(i)           50% of the Common Units shall vest annually and ratably over a five-year period in accordance with the terms set forth in the Grant Agreement relating to the grant; and

(ii)          50% of the Common Units shall vest annually and ratably over a five-year period to the extend certain performance thresholds are met pursuant to and in accordance with the terms set forth in the Grant Agreement relating to the grant;

(iii)         Notwithstanding the foregoing, (A) in the event of an Organic Transaction and provided the applicable Employee Unitholder is employed by the Company or its Subsidiaries at the time of the Organic Transaction, 100% of the unvested Common Units held by such Employee Unitholder shall automatically vest and (B) in the event of the termination of employment with the Company or its Subsidiaries of any Employee Unitholder (so that such Employee Unitholder no longer works for the Company or any of its Subsidiaries) or the death or permanent mental or physical disability (as determined by the Management Committee in its good faith judgment) of any Employee Unitholder, all of the unvested Common Units then held by such Employee Unitholder shall automatically terminate and be forfeited and Employee Unitholder (or such Employee Unitholder’s guardian or such Employee Unitholder’s estate’s executor or trustee, as applicable) shall surrender to the Company any certificate of membership representing unvested Common Units. In the event a certificate of membership represents both vested and unvested Common Units, the Company shall, to the extent the rights pursuant to Section 3.5 have not been exercised, the Company shall issue a new certificate of membership representing the vested Common Units without cost to such Employee Unitholder (or such Employee Unitholder’s guardian or estate) to such Employee Unitholder (or such Employee Unitholder’s guardian or such Employee Unitholder’s estate’s executor or trustee, as applicable) within twenty Business Days after surrender of the certificate of membership representing the unvested Common Units.

(b)           Unless otherwise specified in a Grant Agreement, the following vesting schedule shall apply to the Common Units issued to each Manager Unitholder:

(i)           100% of the Common Units shall vest annually and ratably over a five-year period in accordance with the terms set forth in the Grant Agreement relating to the grant; and

(ii)          Notwithstanding the foregoing, (A) in the event of an Organic Transaction and provided the applicable Manager Unitholder is a Manager at the time of the Organic Transaction, 100% of the unvested Common Units held by such Manager Unitholder shall automatically vest and (B) in the event of the termination of the Committee membership of any Manager Unitholder or the death or permanent mental or physical disability (as determined by the Management Committee in its good faith judgment) of any Manager Unitholder, all of the unvested Common Units then held by such Manager Unitholder shall automatically terminate and be forfeited and Manager Unitholder (or such Manager Unitholder’s guardian or such Manager Unitholder’s estate’s executor or trustee, as applicable) shall surrender to the Company any certificate of membership representing unvested Common Units. In the event a certificate of membership represents both vested and unvested Common Units, the Company shall, to the extent the rights pursuant to Section 3.5 have not been exercised, the Company shall issue a new certificate of membership representing the vested Common Units without cost to such Manager Unitholder (or such Manager Unitholder’s guardian or estate) to such Manager Unitholder (or such Manager Unitholder’s guardian or such Manager Unitholder’s estate’s executor or trustee, as applicable) within twenty Business Days after surrender of the certificate of membership representing the unvested Common Units.

(c)           The vesting and other terms applicable to grants made to persons other than Manager Unitholders or Employee Unitholders will be as set forth in the relevant Grant Agreement.

(d)           Any recipient of unvested Common Units will be required to make a valid and timely election pursuant to Section 83(b) of the Code with respect to such unvested Common Units.

3.4          Voting Rights. Each Voting Unit will have one vote on any matter put before the Members.

3.5          Repurchase Rights Upon Termination of Employment.

(a)           Upon the termination, for any reason, of Committee membership of any Manager Unitholder or the termination of employment of any Employee Unitholder, consultant or other service provider who holds Units, the Company (or its Designee), or Whitney VI, if the Company (or its Designee) declines to so purchase, shall have the right to purchase, and to require such Unitholder and any Assignee of such Unitholder (such Unitholder and any

Assignee thereof, collectively, the “Terminated Party”) to sell to the Company (or its Designee) and/or Whitney VI, as the case may be, up to all of the vested Common Units and Preferred Units (the “Repurchase Units”) held by such Terminated Party as of the Termination Date (as defined below). The Company shall deliver written notice to Whitney VI of such termination within 30 calendar days after the date such Unitholder’s membership, employment or service, as applicable, is so terminated (the “Termination Date”), which notice shall specify, in reasonable detail, (i) the Termination Date, (ii) the circumstances of such termination, (iii) the number and class of Repurchase Units then held by the Terminated Party, (iv) the number of Repurchase Units then held by the Terminated Party that the Company (or its Designee) elects to purchase hereunder and (v) the purchase price per Repurchase Unit payable under this Section 3.5(a), as determined in clause (b) below. Whitney VI shall have the right to exercise its rights under this Section 3.5 as to any or all Repurchase Units held by the Terminated Party that the Company (or its Designee) has the right to purchase hereunder but that the Company (or its Designee) does not ultimately purchase. The Company (or its Designee) and/or Whitney VI, as the case may be, may exercise such right by delivering written notice (a “Repurchase Notice”) at any time during the 12 month period commencing on the date that is six months and one day after the Termination Date and ending on the date that (is eighteen months after the Termination Date (provided, that if an Employee Unitholder violates any of the Restrictive Covenants then, in addition, at any time within 90 days after the Company becomes aware of such violation, which may result in multiple repurchase windows) (the “Repurchase Period”). During such Repurchase Period, a Terminated Party shall be prohibited from otherwise Transferring any Repurchase Units then owned by a Terminated Party without the prior written consent of the Company and Whitney VI. Such repurchase right shall be deemed to be exercised by the Company and/or Whitney VI, as the case may be, on the date that a Repurchase Notice is given to such Terminated Party (the “Notice Date”), with a copy to Whitney VI or the Company, as the case may be.

(b)           Subject to Section 3.5(c) below, the purchase price per Repurchase Unit payable by the Company (or its Designee) or Whitney VI, as the case may be, under Section 3.5(a) shall be equal to the fair market value of such vested Repurchase Units as of the Notice Date, as determined by the Management Committee in good faith, in a manner consistent with prior similar valuations (“Fair Market Value”). If the price for the Repurchase Units is to be Fair Market Value, the Management Committee will deliver a detailed statement of its determination of Fair Market Value to the Terminated Party prior to the closing of the purchase.

(c)           If the termination of employment that gave rise to the repurchase right under this Section 3.5 was for Cause, or if the Unitholder violates any of the Restrictive Covenants, then the actual repurchase price per Repurchase Unit shall be the lesser of (1) the Fair Market Value and (2) the Terminated Party’s actual cost to acquire such Units.

(d)           The closing of the purchase of the Repurchase Units shall take place on a date designated in writing by the Company which shall in no event be later than thirty (30) days after the date the applicable repurchase price is determined, which shall not be later than 60 days after the Notice Date. The Company may pay for the Repurchase Units to be purchased by it pursuant to this Section 3.5 (i) by cash payable by delivery of a check or a wire transfer of funds or (ii) to the extent the Company is prohibited by law or by its or any of its Subsidiaries’ financing agreements from repurchasing any securities pursuant to this Section 3.5, by the issuance of a subordinated promissory note, which subordinated promissory note shall mature 181 days following the scheduled maturity date under such financing agreements, and accrue interest payable only at maturity at a per annum rate equal to the applicable federal rate at the time of issuance of such note, and which shall be subordinated to all of the Company’s and its Subsidiaries’ existing financing arrangements. The Company may assign its rights under this Section 3.5 to any of its Subsidiaries. Any notes issued by the Company or any Subsidiary pursuant to this Section 3.5(d) shall be subject to any restrictive covenants to which the Company or such Subsidiary are subject at the time of such purchase. In addition, the Company may pay the purchase price for any Restricted Stock acquired hereunder by offsetting amounts under any bona fide debts owed by the Unitholder to the Company or any of its Subsidiaries, provided that such purchase price shall first be offset against amounts outstanding under any promissory note of the Unitholder held by the Company. The purchasers of Repurchase Units hereunder will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers’ signatures be guaranteed.

(e)           In the event less than all of the vested Units are being repurchased pursuant to this Section 3.5, the Company shall issue a new certificate of membership representing the Units that have not been repurchased without cost to such Unitholder to such Unitholder within twenty Business Days after surrender of the certificate of membership representing the Repurchase Units.

(f)            Following the termination of Committee membership of any Manager Unitholder or the termination of employment of any Employee Unitholder, consultant or other service provider, any Units held by such Person shall thereafter cease to be Voting Units, and shall convey solely an Economic Interest, until such time, to the extent applicable, as the Units are repurchased by the Company or Whitney VI (or its designee) in accordance with the provisions of this Section 3.5.

3.6          Certificate of Units; Securities.

3.6.1       Certificate. Units shall be represented by a certificate of membership in registered form. The exact contents of a certificate of membership may be determined by action of the Management Committee but certificates shall be issued substantially in conformity with the following requirements. The certificates of membership shall be respectively numbered serially, as they are issued and shall be signed by the officers of the Company designated by the Management Committee. Each certificate of membership shall state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the person to whom the certificate is issued, the date of issue, and the number, class and, if applicable, series of Units represented thereby. Each certificate of membership shall be otherwise in such form as may be determined by the Management Committee. Such certificates shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE OF MEMBERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE

TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT BY AND AMONG THE LIMITED LIABILITY COMPANY AND THE HOLDERS OF CERTIFICATES OF MEMBERSHIP OF THE LIMITED LIABILITY COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE LIMITED LIABILITY COMPANY.

3.6.2       Cancellation of Certificate. Except as herein provided with respect to lost, stolen, or destroyed certificates, no new certificates of membership shall be issued in lieu of previously issued certificates of membership until former certificates for a like number of Units shall have been surrendered and cancelled. All certificates of membership surrendered to the Company for transfer shall be cancelled.

3.6.3       Replacement of Lost, Stolen or Destroyed Certificate. Any Member claiming that its certificate of membership is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Management Committee, a new certificate may be issued of the same tenor and representing the same number of Units as was represented by the certificate alleged to be lost, stolen, or destroyed.

3.6.4       Registration of Transfer. To the extent permitted by this Agreement, Units shall be transferable upon the books of the Company by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Company by delivery thereof to the person in charge of the Unit transfer book and ledger. Such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of Units shall be made for collateral security, and not absolutely (to the extent permitted under this Agreement), it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Company to do so. The Management Committee shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for Units of the Company.

3.6.5       Units Shall Constitute Securities. The Units shall constitute securities under Article 8 of the Uniform Commercial Code.

ARTICLE 4
MEMBERSHIP

4.1          Members. Effective as of the date hereof, the Members of the Company, and their respective interests in the Company, shall be as set forth in Exhibit A hereto.

4.2          Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows:

4.2.1       Compliance with Other Agreements. The Member’s execution, delivery and performance of this Agreement does not conflict with any other agreement or arrangement to which such Member is a party or by which such Member is bound.

4.2.2       Purchase Entirely for Own Account. The Member is acquiring its, her or his interest in the Company for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to sell, transfer or pledge to any Person any interest in the Company, nor does such Member have any present plans to enter into any such agreement.

4.2.3       Investment Experience. By reason of such Member’s business or financial experience, the Member has the capacity to protect its own interests in connection with the transactions contemplated hereunder, is able to bear the risk of investment in the Company, and at the present time could afford a complete loss of such investment.

4.2.4       Disclosure of Information. The Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire Units in the Company.

4.2.5       Securities Laws. Assuming federal and state securities laws apply to the Units described herein, the Member acknowledges that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

4.3          Additional Members. One or more Additional Members of the Company may be admitted to the Company as a Member upon approval of the Management Committee and such Persons shall be admitted as Members of the Company; provided that they execute a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement. The Company shall update Exhibit A to reflect such Additional Members and, for the avoidance of doubt, such update shall not be subject to Section 12.2.

4.4          Restrictions on Transfers of LLC Interests.

4.4.1       Transfer of Interest. No Member or holder of an Economic Interest shall sell, assign, pledge, mortgage or otherwise dispose of or transfer its Interest or Economic Interest in the Company, whether in whole or in part (collectively, “Transfer”), without the consent of the

Management Committee, which consent may be withheld for any or for no reason; provided that a Member or holder of an Economic Interest may transfer its Interest or Economic Interest to a trust or similar entity established solely for the benefit of such Member or holder of an Economic Interest or his or her spouse or descendants, so long as the Member or holder of an Economic Interest retains all rights to vote, control and dispose of such Interest or Economic Interest. Notwithstanding the foregoing, Whitney VI may Transfer (i) any or all of their Interests in the Company to any of its respective Affiliates, and (ii) up to 20% of the maximum number of Units held by Whitney VI at any given time to any third party, in each case without such consent; and the provisions of Sections 4.4.2, 4.3 and 4.6 shall not apply to any such Transfer.

4.4.2       Voluntary Transfers of LLC Interests.

(a)         Notice of Proposed Transfers. Subject to subsection (e) below, a Member who desires to Transfer its Interest in the Company (other than Transfers permitted under Section 4.4.1) (the “Selling Member”) shall give the Company and the Members written notice of its desire stating (i) the Interest to be transferred (the “Transfer Interest”), (ii) the name and business address (or residential address if such person does not have a business address) of the proposed transferee, (iii) the amount and form of consideration, if any, to be received on account of the Transfer, (iv) the date of the proposed Transfer, and (v) all other relevant terms and conditions of the Transfer (the “Voluntary Transfer Notice”). The death of a Member shall not be considered a Transfer for the purposes of this section.

(b)         Option of the Company. The Company (or its Designee) may, but shall not be required to, purchase all or part of the Transfer Interest on the terms and conditions specified in the Voluntary Transfer Notice. To exercise its option, the Company (on behalf of itself or on behalf of its Designee) must notify the Members, including the Selling Member, in writing within 30 days of its receipt of the Voluntary Transfer Notice.

(c)          Option of the Members. If the Company has not given written notice of its intention to purchase all of the Transfer Interest within the 30-day period described above, the Members (excluding for this purpose the Selling Member) may, but shall not be required to, purchase all or part of the Transfer Interest on the terms and conditions specified in the Voluntary Transfer Notice. To exercise their option, the purchasing Members must give written notice to the Company and the Members, including the Selling Member, and acquire such Transfer Interest within 30 days of the Members’ receipt of the Voluntary Transfer Notice. Unless they agree otherwise, the remaining Transfer Interest shall be purchased proportionally by each purchasing Member based on the proportion that the Interest then owned by such Member bears to the Interest then owned by all of the purchasing Members.

(d)         Transfer Permitted if Options Lapse. Notwithstanding anything in this Section 4.4.2 to the contrary, if the Company and the Members have not given notice of their intention to purchase all of the Transfer Interest within the time periods set forth in this Section 4.4.2, and subject to the consent of the Management Committee to the sale of the Transfer Interest to the proposed transferee under Section 4.4.1 above, the Selling Member may transfer, subject to Section 4.4.3, all of the Transfer Interest to the transferee named in the Voluntary Transfer Notice if (i) the terms and conditions of the sale are no more favorable to such transferee than those contained in the Voluntary Transfer Notice, (ii) the transferee agrees to become a party to this Agreement by executing a counterpart signature page to this Agreement and (iii) the transfer occurs within 90 days from the date of the Voluntary Transfer Notice.

(e)                                  Tag-Along and Drag-Along Transfers. The provisions of this Section 4.4.2 shall not apply to a transfer governed by Section 4.5 or Section 4.6.

4.4.3                     Requirements for Transfer. Notwithstanding Section 4.4.1 and Section 4.4.2, no Transfer of an Interest or Economic Interest of a Member or holder of an Economic Interest shall be permitted if it would, or would reasonably likely, in the reasonable judgment of the Management Committee:

(i)                                result in the termination (within the meaning of Section 708(b) of the Code) of the Company for federal income tax purposes;

(ii)                             result in violation of the Securities Act, any comparable state law or the applicable securities laws of any other jurisdiction;

(iii)                          result in a violation of any law, rule, or regulation by the Member, any other Member, any Manager or the Company;

(iv)                         violate the terms of any credit agreement or other financing arrangement entered into by Subsidiaries or other Affiliates of the Company;

(v)                            violate the terms of any franchise agreements entered into by Affiliates of the Company; or

(vi)                         cause the Company to be deemed a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code and Treasury Regulations thereunder.

4.4.4                     Transfers of Economic Interest Only. In the event of any permitted transfer pursuant to Section 4.4.1, the transferee shall receive only the transferor’s Economic Interest in the Company, and the transferee shall not be admitted as a Member or have any right as a result of such transfer to participate in the affairs of the Company as a Member, unless such transferee is also admitted as a Substitute Member in accordance with Section 4.7.

4.4.5                     Void Transfers. Any voluntary sale, transfer, assignment or encumbrance in violation of this Section 4.4 shall be void and ineffectual, and shall not operate to transfer any portion of any Interest or Economic Interest in the Company to the purported transferee.

4.5                               Tag Along Rights.

4.5.1                     If the holder or holders of not less than a majority of the Outstanding Units (collectively, a “Majority Seller”) shall decide to sell (a “Third Party Sale”) at least 50% of the Outstanding Units held by the Majority Seller to any third party offeror (a “Third Party Offeror”), such Majority Seller shall promptly notify (the “Notice”) the other holders of Outstanding Units (the “Other Tag Holders”) in writing of the existence of, and the terms and conditions of, such Third Party Sale. The Other Tag Holders shall have ten Business Days from the receipt of the Notice (the “Demand Period”) to deliver a written notice (with a copy to the Majority Seller) to the Management Committee, requesting to participate in such Third Party Sale. If any Other Tag Holder elects to participate in such Third Party Sale, the participating Other Tag Holder shall be entitled to sell in such Third Party Sale, at the same price per unit, upon the same terms and conditions and at the same ratio as to the type of Units, and with respect to each type of Units, a number of Units equal to the product of (i) a fraction, the numerator of which is the number of Outstanding Units then held by such Other Tag Holder, and the denominator of which is the aggregate number of Outstanding Units owned by the Majority Seller and the participating Other Tag Holders (the “Selling Group”), multiplied by (ii) the aggregate number of Outstanding Units to be sold pursuant to the Third Party Sale. The Outstanding Units to be sold pursuant to the Third Party Sale are collectively referred to herein as the “Transfer Units”. Notwithstanding the foregoing, the purchase price per unit payable with respect to Common Units held by the Other Tag Holders shall be determined by the Management Committee. The Majority Seller shall use its reasonable best efforts to obtain the agreement of the Third Party Offeror to the participation of the Other Tag Holders. If the Demand Period shall expire and the Other Tag Holders shall not have indicated a written interest in participating in the Third Party Sale, the Majority Seller may complete the Third Party Sale, within 90 days of the expiration of the Demand Period, upon the terms and subject to the conditions set forth in the Notice.

4.5.2                     Each member of the Selling Group selling its Units pursuant to this Section 4.5 shall pay its pro rata share (based on the gross proceeds allocable to such member) of the expenses incurred by the Selling Group in connection with such transfer and shall be obligated to join on a pro rata basis (based on the gross proceeds allocable to such member) in the indemnification or other obligations that that Selling Group agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular member, such as indemnification with respect to representations and warranties given by an Other Tag Holder regarding such Other Tag Holder’s title to and ownership of the Units).

4.6                               Drag Along Rights.

4.6.1                     Each Member agrees that if Whitney VI or its Assignee that is a Substitute Member (the “Drag Along Transferor”) desires to complete a Third Party Sale for the purchase of more than 50% of the Outstanding Units owned by such Drag Along Transferor, each other holder of Outstanding Units (the “Other Drag Holders”) shall, if requested in writing by the Drag Along Transferor (the “Drag Notice”), sell up to all of the Units owned by such Other Drag Holder to the Third Party Offeror, so long as such sale is consummated at the same price, on the same terms and conditions and for the same type of consideration with respect to each type of Units as is to be received in the proposed sale by the Drag Along Transferor. Notwithstanding the foregoing, the purchase price per unit payable with respect to Common Units held by the Other Drag Holders shall be determined by the Management Committee.

4.6.2                     Not later than five Business Days following the date of receipt of the Drag Notice, each Other Drag Holder shall deliver to the Drag Along Transferor certificates (to the extent certificated) representing all of the Units held by such Other Drag Holder accompanied by duly executed unit powers. If an Other Drag Holder fails to deliver such certificates to the Drag Along Transferor, or if any such Units are otherwise uncertificated, then the Company shall cause its books and records to show that the Units represented by such certificates or held by such Other Drag Holder are bound by the provisions of this Section 4.6 and are transferable only to the Third Party Offeror upon surrender for transfer by the holder thereof.

4.6.3                     Upon the consummation of the drag along sale to the Third Party Offeror, the Drag Along Transferor shall promptly give written notice thereof to each Other Drag Holder and, to the extent the Drag Along Transferor receives proceeds in the sale from the Third Party Offeror on behalf of the Other Drag Holders, the Drag Along Transferor shall remit or cause to be remitted to each Other Drag Holder the net sales price received for the Units of such Other Drag Holder sold pursuant hereto.

4.7                               Admission of Substitute Members. An Assignee of Units of the Company shall be admitted as a Substitute Member only with the consent of the Management Committee. If so admitted, the Substitute Member shall have, with respect to the Units so assigned, all the rights and powers and shall be subject to all the restrictions and liabilities of that Member who assigned such Units had by virtue of such Member’s ownership of the assigned Units. The admission of a Substitute Member shall not release any Member who assigned such Units from liability to the Company that may have arisen prior to the transfer.

4.8                               Rights of Assignees. Unless it is a Substitute Member, the Assignee of any Units shall have no right to vote on, consent to, approve or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member. Unless it is a Substitute Member, the Assignee is only entitled to receive distributions (including its return of capital) and to be allocated the Profits and Losses attributable to the Units transferred to the Assignee.

4.9                               Resignation or Withdrawal of a Member. Except as specifically provided in this Agreement, no Member shall have the right to resign or withdraw from membership in the Company or withdraw its interest in the capital of the Company.

4.10                        Disassociation of a Member. The incapacity, death, Bankruptcy or Dissolution of a Member or the redemption by the Company of all of such Member’s Units: (a) will cause such Member to become a Disassociated Member; and (b) will terminate the continued membership of such Member in the Company. In the event any Member becomes a Disassociated Member, the Disassociated Member or its legal representative, successor or assign may request admission to the Company as a Substitute Member pursuant to Section 4.7. If no request for Substitute Member status is made or granted pursuant to Section 4.7, the Disassociated Member or its legal representative, successor or assign shall thereafter have only those rights of an Assignee under this Agreement.

4.11                        Voting Rights. Except as expressly provided in this Agreement, Members shall have no voting, approval or consent rights.

4.12                        Meetings of Members.

4.12.1              Date, Time and Place of Meetings of Members; Minutes. Meetings of Members may be held at such date, time and place within or without the State of Delaware as the Management Committee may fix from time to time; provided that a quorum exists at such meeting. No annual or regular meetings of Members are required. At any Members’ meeting, if there is no chairman and/or secretary, the Management Committee shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be placed in the minute books of the Company.

4.12.2              Power to Call Meetings. Meetings of the Members may be called by the Management Committee or upon written demand of Members holding more than 30% of the Voting Units for the purpose of addressing any matters on which the Members may vote. Upon calling a meeting, either directly or in response to a written demand from Members holding more than 30% of the Voting Units, the Management Committee shall, reasonably in advance of such meeting, notify each Member of the date, time and place of the meeting.

4.12.3              Notice of Meeting. Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section 4.12.4 not fewer than two nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted.

4.12.4              Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of Members shall be given at the address (or the email address) of each Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. If no such address (or email address) appears on the Company’s books or is given, notice shall be deemed to have been given if sent to that Member by first-class mail or other written communication (including email) to the Company’s principal executive office (or one of the Company’s officers by email). Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail, in accordance with Section 12.7, or sent by other means of written communication (including by facsimile).

4.12.5              Quorum. The presence in person or by proxy of the holders of a majority of the Voting Units shall constitute a quorum at a meeting of Members. Except as otherwise provided in this Agreement, any action taken at a meeting at which a quorum is present shall require a Vote of Members.

4.12.6              Adjourned Meeting; Notice. Any Members’ meeting, whether or not a quorum is present, may be adjourned from time to time by a Vote of Members, but in the absence of a quorum, no other business may be transacted at that meeting. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than 45 days from the date set for the original meeting, in which case the Management Committee shall set a new record date.

4.12.7              Waiver of Notice or Consent. Attendance of a Person at a meeting shall constitute a waiver of notice of that meeting, except when the Person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice.

4.12.8              Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed by the Members holding the requisite number of Units to constitute a Vote of Members or such other vote as required elsewhere in this Agreement and delivered to the Company within 30 days of the date that the last Member signing such consent has signed such consent. All such consents shall be filed with the Management Committee or the secretary, if any, of the Company and shall be maintained in the Company’s records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Management Committee or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

4.12.9              Telephonic Participation by Member at Meetings. Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

4.13                        No Authority as Agent. No Member shall have the authority in its capacity as a Member to enter into any transaction on behalf of the Company or to otherwise bind the Company.

4.14                        Interest in Property of the Company. Each Member’s Interest in the Company shall for all purposes be personal property. No Member shall have any interest in specific LLC property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership in such property.

4.15                        Initial Public Offering. In the event of a public offering that is an underwritten offering with respect to which the managing underwriters advise the LLC that in their opinion the capital structure of the LLC may adversely affect the marketability of the offering, the Members will agree to, and to the extent required, vote for, a recapitalization and/or exchange of the Units into securities (the “Reclassified Securities”) that the managing underwriters and the Management Committee find acceptable and will take such actions as reasonably required in connection with such recapitalization and/or exchange; provided that the Reclassified Securities provide each Unitholder with the same relative economic interest as such Unitholder had prior to such recapitalization and/or exchange and are consistent with the relative rights and preferences set forth in this Agreement as in effect immediately prior to such public offering; provided further that the provisions of this Agreement shall apply to the Reclassified Securities and the issuer thereof as such provisions apply to the Units and the Company, mutatis mutandis.

ARTICLE 5
CONTRIBUTIONS TO CAPITAL

5.1                               Capital Contributions. The initial Capital Contributions of each of the Members as of the date hereof are set forth on Exhibit A attached hereto.

5.2                               Additional Capital Contributions. No Member shall be permitted to make any additional Capital Contribution to the capital of the Company without a Vote of Members. No Member shall be required to make any additional capital contribution to the capital of the Company.

5.3                               Capital Accounts. A separate Capital Account shall be maintained for each Member by the Company in accordance with this Agreement and the rules of Section 704 of the Code and the Treasury Regulations thereunder.

ARTICLE 6
MANAGEMENT

6.1                               Management by Managers. The Company shall be managed and controlled by a committee constituted in accordance with the provisions of Section 6.2 (the “Management Committee”), which is empowered to act with respect to all matters affecting the Company. Except as otherwise expressly provided in this Agreement, the Management Committee shall have the exclusive right, power and authority to cause the Company to do, or cause to be done, all acts and actions which in its sole judgment are necessary, proper, convenient or desirable in order to operate and conduct the Company’s business and to carry out and fulfill the purposes of the Company in accordance with this Agreement.

6.2                               Managers.

6.2.1                     Number; Qualifications; Etc. Initially, the Management Committee shall consist of (a) up to six Managers to be appointed by Whitney VI, who shall be Paul R. Vigano and Robert Q. Berlin and up to four other Managers who Whitney VI may appoint by notice to the Management Committee (collectively, the “Whitney VI Appointees”) and (b) one Manager to be appointed by the Employee Unitholders holding at least a majority of the Units held by all Employee Unitholders (the “Employee Appointee”), who initially shall be Joe’s Crab Shack Holdings, Inc.’s CEO, or such other officer as the Employee Unitholders may appoint; provided that, at any time a new CEO is appointed, the CEO shall automatically become the Employee Appointee, with any prior Employee Appointee deemed removed. At all times, the Whitney VI Appointees shall represent a majority of the Management Committee. Such Persons shall serve as Managers until their death, disability, removal or resignation. All Managers will have one vote per Manager on matters presented to the Management Committee. To the fullest extent permitted by law, such Managers shall not be deemed an agent or sub-agent of the Company. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Management Committee, and to the actions and decisions of the Management Committee within the scope of the Management Committee’s authority as provided herein. No Manager shall have the authority in his capacity as a Manager to enter into any transaction on behalf of the Company, except pursuant to authority granted to such Manager pursuant to formal action taken by the Management Committee; provided that any Whitney VI Appointee is hereby authorized to enter into employment agreements with the executive officers of the Company on behalf of the Company. No Manager who is an employee of Whitney VI, an affiliated J.H. Whitney & Co. entity or the Company or its subsidiaries is entitled to remuneration by the Company for his or her activities as a Manager; provided that the Company may pay customary remuneration to any outside Manager nominated by Whitney VI and shall reimburse each Manager for the reasonable out-of-pocket expenses incurred in connection with attending meetings of the Management Committee. Decisions and other actions of the Management Committee shall be made by Consent of the Management Committee. Unless and until the Management Committee determines otherwise, Robert Q. Berlin shall act as Chairman of the Management Committee.

6.2.2                     Resignation. Any Manager may resign at any time by giving written notice of his or her resignation to the Member or Members that appointed such Manager (or, in the case of any independent Managers, to the Chairman of the Management Committee). The resignation of any Manager shall take effect upon receipt of that notice by such Member (or the Chairman of the Management Committee, as the case may be) or at such later time as specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. Such Member shall give prompt written notice of such resignation to the Company with a copy to the Chairman of the Management Committee.

6.2.3                     Removal. Any Whitney VI Appointee or independent Manager appointed by Whitney VI may be removed at any time, with or without cause, at the sole discretion of Whitney VI, by giving written notice to the Company with a copy to the Chairman of the Management Committee. Such removal shall be deemed effective upon the date specified by Whitney VI in writing to the Company, or if no date is so specified, upon receipt. Any Employee Appointee may be removed at any time, by written notice to the Chairman of the Management Committee by the Employee Unitholders holding at least a majority of the Units held by all Employee Unitholders. Such removal shall be deemed effective upon the date specified by in the notice, or if no date is so specified, upon receipt. Notwithstanding the foregoing, any Manager who is an employee of the Company or any of its subsidiaries shall be removed from the Management Committee (effective immediately without any further action by such Manager or any Other Person) upon such Manager ceasing to be an employee of the Company or any of its Subsidiaries, as applicable.

6.2.4                     Vacancies. A vacancy on the Management Committee may only be filled by the Member or Members that originally appointed the Manager whose death, disability, removal or resignation created such vacancy, and such Member shall promptly fill any such vacancy by giving notice of the new Manager’s name to the Company with a copy to the Chairman of the Management Committee.

6.2.5                   Insurance. The Company shall purchase on behalf of the Managers and such officers of the Company as the Management Committee designates directors’ and officers’ liability insurance in such customary amounts and on such terms as the Management Committee shall determine in its reasonable discretion.

6.3                               Power and Limitations of the Management Committee. Subject to the express limitations set forth elsewhere in this Agreement, the Management Committee, by Consent of the Management Committee, shall have the sole right, power and authority to manage and control the Company, to carry out and implement the business of the Company in accordance with this Agreement and to do any and all acts on behalf of the Company.

6.4                            Meetings of the Management Committee.

6.4.1                     Date, Time and Place of Meetings of the Management Committee. Meetings of the Management Committee may be held at such date, time and place within or without the State of Delaware as the Management Committee may fix from time to time. At each Management Committee meeting, the Chairman shall preside and shall appoint a Person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be placed in the minute books of the Company.

6.4.2                     Power to Call Meetings. Meetings of the Management Committee may be called by any two Managers or the Chairman acting alone.

6.4.3                     Notice of Meeting. Written notice of a meeting of the Management Committee shall be sent or otherwise given to each Manager not less than two Business Days prior to the date of the meeting. The notice shall specify the place, date and hour of the special meeting and the general nature of the business to be transacted.

6.4.4                     Quorum; Consent. The presence in person or by telephone (in accordance with subsection 6.4.8) of a majority of the number of Managers then in office shall constitute a quorum at a meeting of Managers. Action may be taken at such meeting by Consent of the Management Committee.

6.4.5                     Adjourned Meeting; Notice. Any Management Committee meeting, where a quorum is present, may be adjourned from time to time by the vote of the Managers represented at that meeting either in person or by telephone in accordance with Section 6.4.8, but in the absence of a quorum, no other business may be transacted at that meeting. When any meeting of the Management Committee is adjourned to another time or place, notice need not be given of the new meeting if the time and place are announced at a meeting at which the adjournment is taken.

6.4.6                     Waiver of Notice or Consent. The actions taken at any meeting of the Management Committee however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by telephone in accordance with Section 6.4.8, and if, either before or after the meeting, each of the Managers entitled to vote, who was not present in person or by telephone, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Person at a meeting (in person or by telephone) shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of the Management Committee need be specified in any written waiver of notice.

6.4.7                     Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of the Management Committee may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company by Managers having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Managers entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Company or the secretary, if any, of the Company and shall be maintained in the Company records. Any Manager giving a written consent may revoke the consent by a writing received by the Company or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed. The consents of all Managers entitled to vote shall be solicited in writing prior to effecting the action contemplated by the written consent.

6.4.8                     Telephonic Participation by Managers at Meetings. Managers may participate in any Management Committee meeting through the use of any means of conference telephones or similar communications equipment as long as all Managers participating can hear one another. A Manager so participating is deemed to be present in person at the meeting.

6.5                               Officers and Employees.

6.5.1                     Appointment of Officers. The Management Committee may appoint a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer and such other officers and employees of the Company as it deems necessary or desirable, at any time or from time to time or may delegate to the Chief Executive Officer the power to appoint such other officers and employees. The officers shall serve at the pleasure of the Management Committee, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of Delaware or citizen of the United States. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Management Committee.

6.5.2                     Removal; Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, (i) if such officer was appointed by the Chief Executive Officer pursuant to authority delegated to such officer as set forth in Section 6.5.1, by the Chief Executive Officer at any time or (ii) if such officer was appointed by the Management Committee or the Chief Executive Officer, by the Management Committee at any time.

Subject to the terms of any contract of employment with the Company, any officer may resign at any time by giving written notice to the Management Committee. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

6.5.3                     Election; Duties and Powers of the Chief Executive Officer.

(a)                            The day-to-day business, affairs, operations and activities of the Company shall, subject to the ultimate direction, control and supervision of the Management Committee, be managed by a Chief Executive Officer and such officers and employees of the Company as shall be designated or appointed from time to time by the Management Committee or the Chief Executive Officer, with the approval of the Management Committee as provided herein.

(b)                            The Management Committee shall, from time to time, appoint an individual to serve as Chief Executive Officer of the Company. Upon the death, disability, resignation, removal of, or other inability to act by, the Chief Executive Officer of the Company, the Management Committee shall promptly appoint a successor Chief Executive Officer of the Company. Initially, Robert Q. Berlin shall be appointed as the Chief Executive Officer of the Company.

(c)                             The Chief Executive Officer shall have such powers and responsibilities (and only such powers and responsibilities) as shall from time to time be granted and delegated by the Management Committee.

(d)                            The Members hereby recognize, acknowledge and agree that the Chief Executive Officer shall take instructions solely from the Management Committee.

6.5.4                     Term. Subject to whatever rights an officer may have under a contract of employment with the Company, all officers of the Company (including, without limitation, the Chief Executive Officer shall serve at the pleasure of the Management Committee.

ARTICLE 7
DISTRIBUTIONS

7.1                               Distributions for Taxes. The Management Committee may make distributions to the Members to the extent that the cash available to the Company is in excess of the reasonably anticipated needs of the business (including reserves) in order to permit Members (and in the case of any Member that is a partnership, S corporation or other flow-through entity for federal tax purposes, the beneficial owners of such entity) to pay taxes on their allocable share of the taxable income of the Company determined without regard to limitations on the allowance of deductions applicable to a particular Member and computed at the highest marginal federal income tax rate applicable to individuals on the receipt of dividends from Joe’s Crab Shack Holdings, Inc.

7.2                          Other Distributions.

7.2.1                     The Management Committee may make distributions to the Members to the extent that the cash available to the Company is in excess of the reasonably anticipated needs of the business (including reserves). Any such distributions shall be made in the following order of priority (taking into account distributions made previously under Section 7.1):

(i)                                First, to the holders of the Series A Preferred Units, pro rata, in proportion to their respective Series A Preferred Units, until such holders have received, an amount equal to $1.00 (the “Series A Preferred Unit Amount”) for each Series A Preferred Unit;

(ii)                             Second, to the holders of the Series A Preferred Units, pro rata in proportion to their respective Series A Preferred Units until such holders have received cumulative distributions equal to a pre-tax annual rate of return of 10% of the Series A Preferred Unit Amount, compounded quarterly for each Series A Preferred Unit;

(iii)                          Thereafter, to the holders of the Series A Preferred Units and, subject to Section 7.2.1(iv), to the holders of the Common Units (pro rata to each, according to the number of Units held by such holders);

(iv)                         Section 7.2.1(iii) assumes that all the Common Units have vested upon such distribution. To the extent that the Common Units will not have vested prior to any applicable distribution, such amount otherwise distributable to the holder(s) of Common Units, shall be set aside and held in escrow for the benefit of the holders of such unvested Common Units and shall be paid to each such holder upon the vesting of such Common Units held by such holder. To the extent that such Common Units are forfeited and/or cancelled without having vested, the amount set aside and held in escrow with respect to such units shall be available for distribution to all Members pursuant to the terms and conditions of this Agreement.

7.2.2                     In addition to the requirements of Section 12.2, no amendment of this Section 7.2 that materially and adversely affects the holders of the Common Units in a manner that is prejudicial to the Common Units (relative to the Preferred Units) shall be effective against the Company or any Member unless such amendment is consented to in writing by the holders of at least a majority of the Common Units; provided, that, for the avoidance of doubt, the provisions of this Section 7.2.2 shall not apply to authorizations of additional Units as may be made in accordance with the other provisions of this Agreement.

Article 11 shall govern distributions made following the dissolution of the Company.

7.3                               Distributions in Kind. All distributions shall be made in cash or cash equivalents unless the Management Committee shall have approved a distribution of property in kind. Any such distribution shall be valued based on the fair market value of the property to be distributed and shall be in accordance with Section 7.2.

7.4                               Restrictions on Distributions. The following restrictions on Distributions shall apply:

7.4.1                     The Company shall not make any distribution to the Members unless, immediately after giving effect to the distribution, all liabilities to creditors of the Company,

other than liabilities as to which recourse of creditors is limited to specified property of the Company, do not exceed the fair market value of the Company property (including intangible assets); provided that the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair value of the property exceeds such liability.

7.4.2                     The Company shall not make any distribution to the Members unless, immediately after giving effect to the distribution, the Company shall have sufficient cash available to meet the reasonably anticipated needs of the Company, as such needs are determined in the sole discretion of the Management Committee.

7.5                               Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

7.6                               No Other Withdrawals. Except as provided in this Article 7, no withdrawals or distributions shall be required or permitted.

ARTICLE 8
ALLOCATIONS

8.1                               Allocation of Profits and Losses. (a) The Profits and Losses of the Company for each Fiscal Year or other relevant period of calculation, as determined by the Management Committee in accordance with the provisions hereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 7.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all LLC liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 7.2 to the Members immediately after making such allocation, minus such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain, computed immediately prior to the hypothetical sale of assets; provided that the Losses allocated to a Member shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a negative Capital Account balance at the end of any Fiscal Year; provided further that in the year of liquidation or the immediately preceding year, the Company may allocate items of gross income, loss or deduction in order to reach such result.

(b)                                 Notwithstanding any provision of this Section 8.1 or 8.4, if there is a net decrease in partnership minimum gain or partner nonrecourse debt minimum gain (determined in accordance with the principles of Regulation Sections 1.704-2(d) and 1.704-2(i))

during any taxable year of the Company, each Member shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to its respective share of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 8.1(b) is intended to comply with the minimum gain chargeback requirement in such Treasury Regulations Section and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Section 1.704-2(f) and 1.704-2(i)(4).

(c)                             Notwithstanding any other provision of this Section 8.1 (other than Section 8.1(b) above) or Section 8.4, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Capital Account balance of such Member created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 8.1(c) or Section 8.4 shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in the definition of “Capital Account” or this Section 8.1 have been tentatively made as if this Section 8.1(c) was not in this Agreement. This Section 8.1(c) is intended to qualify with the “qualified income offset” requirement of the Treasury Regulations Section 1.704-1(b)(2)(ii).

(d)                            In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 8.1(d) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in the definition of “Capital Account” or this Section 8.1 have been tentatively made as if Section 8.1(c) and this Section 8.1(d) were not in this Agreement.

(e)                             Any nonrecourse deductions (determined in accordance with the principles of Treasury Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the nonrecourse debt to which such nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f)                              Any special allocations of items of income gain loss or deduction pursuant to Sections 8.1(b), (c) or (d) shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 8.1(b), (c) or (d) had not occurred.

8.2                               Allocations upon Transfer. If, during an Accounting Period, a Member transfers all or any portion of its Units to an Assignee, items of Profits and Losses, together with corresponding tax items, that otherwise would have been allocated to such Member with regard to such Accounting Period shall be allocated between that Member and the Assignee in accordance with their respective Units during the Accounting Period using any method permitted by Section 706 of the Code and selected by the Management Committee.

8.3                               Partnership Tax Treatment. The Members expect and intend that the Company shall be treated as a partnership for all federal and state income tax purposes, and the Members agree that they will not: (a) take a position on any federal, state, local or other tax return, or otherwise assert a position, inconsistent with such expectation and intent; or (b) elect for the Company to be treated as an association taxable as a corporation for tax purposes or do any other act or thing which could cause the Company to be treated as other than a partnership for federal income tax purposes.

8.4                            Tax Allocations.

8.4.1                     Unless otherwise required by Sections 704(b) and (c) of the Code or the Treasury Regulations promulgated thereunder, all items of income, gain, loss or deduction, as determined for federal, state and local tax purposes, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss or deduction are allocated pursuant to Section 8.1.

8.4.2                     In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, any income, gain, loss or deduction with respect to any property contributed to the capital of the Company, or with respect to any property which has a Gross Asset Value different than its adjusted tax basis at the time of the contribution, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property and the Gross Asset Value of such property. The Management Committee shall cause the Company to elect any method of allocation permitted by Treasury Regulations Section 1.704-3 with respect to such allocation. Members shall provide the Company with the adjusted tax basis of any property contributed to the Company to enable such allocation to be made.

8.4.3                     The Management Committee shall be authorized in its sole discretion to make appropriate adjustments to the allocations of items to comply with Section 704 of the Code and the Treasury Regulations thereunder. Allocations pursuant to this Section 8.4 are made solely for tax purposes and shall not offset, or in any way be taken into account in computing, any Member’s Capital Account balance or share of LLC distributions. Each Member is aware of the income tax consequences of the allocations made by this Agreement and agrees to be bound by the provisions of this Article 8 in reporting its share of LLC income and loss for income tax purposes.

ARTICLE 9

ACCOUNTING AND RECORDS

9.1                               Financial and Tax Reporting.  The Company shall prepare its financial statements in accordance with generally accepted accounting principles, as from time to time in effect, and shall prepare its income tax information returns using such methods of accounting and tax year as the Management Committee deems necessary or appropriate under the Code and Treasury Regulations.

9.2                               Books and Records.

9.2.1                     Supervision: Inspection. Proper and complete books of account and records of the business of the Company (including those books and records identified in Section 18-305 of the Act) shall be kept under the supervision of the Management Committee at the Company’s principal office in New Canaan, Connecticut. Such books and records shall be open to inspection, audit and copying by any Significant Unitholder or its designated representatives, upon reasonable notice at any time during business hours, for any purpose reasonably related to the Series A Preferred Member’s interest in the Company. Any information so obtained or copied shall be kept and maintained in compliance with Section 12.1.

9.2.2                     Reliance on Books and Records. Any Member shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Members or employees, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

9.3                               Reports. Within 30 days after the close of each calendar month, the Chief Financial Officer of Joe’s Crab Shack Holdings, Inc. shall prepare (or cause to be prepared) and deliver to the Series A Preferred Members certain financial information regarding the Company’s results of operations for, and the financial condition of the Company at the end of, such month, as the composition of such information is requested by the Management Committee from time to time. Within 30 days after the close of each Fiscal Year quarter, the Chief Financial Officer of Joe’s Crab Shack Holdings, Inc. shall prepare (or cause to be prepared) and deliver to the Series A Preferred Members a financial statement and an income and expense statement setting forth the status and results of operations of the Company for such quarter. Within 90 days after the end of each Fiscal Year, the Chief Financial Officer of Joe’s Crab Shack Holdings, Inc. shall prepare (or cause to be prepared) and deliver to the Series A Preferred Members: (a) an annual financial statement, audited and reported on as of the end of such Fiscal Year by a firm of independent certified public accountants of national standing selected by the Management Committee; provided that the Management Committee may waive the requirement of an audit at any time and for any reason; and (b) such other information as may be necessary for the Series A Preferred Members to prepare their income tax returns; provided that to the extent that a Employee Unitholder is also a Series A Preferred Member, this subclause (b) shall only apply to such Employee Unitholder so long as such Employee Unitholder is employed by the Company or any of its Subsidiaries.

9.4                               Tax Returns. The Management Committee shall, within 90 days after the end of each Fiscal Year (as such time period may be extended in accordance with any timely filed extensions to file tax returns), cause to be filed a federal income tax information return and delivered to each Member a schedule showing such Member’s distributive share of the Company’s income, deductions and credits, and all other information necessary for such Member to file its federal income tax returns. The Management Committee similarly shall cause to be filed, and provide information to the Members regarding, all appropriate state and local income tax returns. The Management Committee shall determine the elections that the Company shall make for income tax purposes.

9.5                               Tax Matters Member. The Members hereby designate Whitney VI as the “tax matters member” pursuant to Section 6231(a)(7) of the Code and the Treasury Regulations thereunder. Each Member hereby consents to such designation and agrees that upon the request of such tax matters member (or successor tax matters member) it will execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

ARTICLE 10
LIABILITY, EXCULPATION AND INDEMNIFICATION

10.1                   Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

10.2                   Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

10.3                   Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person. Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest), such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise. Whenever in this Agreement a Covered Person is permitted or required to make a decision (A) in its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests or (B) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

10.4                        Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of (i) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement and (ii) any untrue or allegedly untrue statement of material fact contained in any registration statement or other document filed under the Exchange Act or any omission or alleged omission of a material fact required to make the statements contained therein not misleading; provided that any indemnity under this Section 10.4 shall be provided out of and to the extent of LLC assets only, and no Covered Person shall have any personal liability on account thereof.

10.5                   Corporate Opportunity. Notwithstanding anything contained herein to the contrary, subject to the terms of any written agreement by any Manager or Member to the contrary, no Manager or Member shall have any duty or obligation to bring any “corporate opportunity” to the Company.

10.6                   Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Article 10.

10.7                   Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Management Committee shall deem reasonable, on behalf of Covered Persons and such other Persons as the Management Committee shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Management Committee and the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.6 hereof and containing such other procedures regarding indemnification as are appropriate.

ARTICLE 11
DISSOLUTION AND TERMINATION

11.1                        Termination. The Company shall be dissolved, its property disposed of and its affairs wound up upon the first to occur of the following:

(a)                            a Vote of the Members approving the dissolution of the Company;

(b)                            the entry of a decree of judicial dissolution under the Act;

(c)                             the consummation of an Organic Transaction; provided that the consummation of an Organic Transaction shall not be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 11.1 if, within 15 days after delivery of written notice of such Organic Transaction by the Company to the holders of the Series A Preferred Units, the holders of at least a majority of the issued and outstanding Series A Preferred Units provide the Company with written notice that such Organic Transaction shall not be deemed a liquidation, dissolution or winding up of the Company for purposes of this Section 11.1; or

(d)                            the date 60 days after the Company is not treated as a partnership for federal income tax purposes.

11.2                   Authority to Wind Up. The Management Committee shall have all necessary power and authority required to marshal the assets of the Company, to pay the Company’s creditors, to distribute assets and otherwise wind up the business and affairs of the Company. In particular, the Management Committee shall have the authority to continue to conduct the business and affairs of the Company insofar as such continued operation remains consistent, in the judgment of the Management Committee, with the orderly winding up of the Company.

11.3                   Winding Up; Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a Certificate of Dissolution shall be filed with the Delaware Secretary of State.

11.4                   Distribution of Property. Upon dissolution and winding up of the Company, the affairs of the Company shall be wound up and the Company liquidated by the Members. The assets of the Company shall be applied to pay creditors of the Company in the order of priority provided by law. Any remaining assets shall be distributed to the Members in accordance with Section7.2.

11.5                      Capital Account Deficit. Any Member with a deficit in its Capital Account shall not be required to contribute such deficit amount to the Company upon the liquidation thereof.

ARTICLE 12

MISCELLANEOUS

12.1                      Confidentiality. Each Member acknowledges that the information, observations and data (including trade secrets) obtained by such Member while a Member, and, as applicable, a member of the Management Committee, concerning the business or affairs of the Company and its Subsidiaries (“Confidential Information”) are the property of the Company or such Subsidiary. Each Member further acknowledges that the Company and its Subsidiaries intend and make reasonable good faith efforts to protect its Confidential Information from public disclosure. Therefore, each Member agrees that, except as required by law or court order, including, but not limited to, depositions, interrogatories, court testimony, and the like (provided that in such case, each Member shall promptly inform the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such order), each Member shall not disclose to any unauthorized person or use for such Member’s own purposes any Confidential Information without the prior written consent of the Management Committee, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of such Member’s acts or omissions. Each Member shall deliver to the Company at the time such Member no longer holds Units, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information or the business of the Company and its Subsidiaries which such Member may then possess or such Member may then control.

12.2                     Amendments. Subject to Section 7.2.2, any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by a Vote of Members; provided that no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Company to he treated as anything other than a partnership for purposes of United States income taxation. Neither the execution of a counterpart signature page by an Additional Member in accordance with Section 4.3 or a Substitute Member in accordance with Section 4.7 or the addition of Members to Exhibit A shall constitute an amendment of this Agreement.

12.3                     Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Members and their respective successors and assigns.

12.4                     Governing Law and Severability. This Agreement shall, in all respects, be construed in accordance with and governed by the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

12.5                        Counterparts; Facsimiles. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall, for all purposes, be treated as originals.

12.6                        Titles and Subtitles. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

12.7                        Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail as follows:

(i)                                If given to the Company, to:

JSC Holdings, LLC

c/o J.H. Whitney & Co.

130 Main Street

New Canaan, CT 06840

Attn: Robert Q. Berlin

Facsimile: (203) 716-6260

(ii)                             If given to any Member, at the address set forth below under such Member’s name in Exhibit A hereto.

All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee; provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second Business Day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth Business Day following such mailing.

12.8                   Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the terms and conditions of the transactions referred to herein and therein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties relating to such subject matter, other than as provided herein and therein.

12.9                      Withholding Taxes. In the event that the Company is obligated to pay any taxes with respect to any Member, (i) any tax required to be paid may be withheld from any Distribution otherwise payable to such Member or (ii) the Management Committee may require such Member to pay to the Company the amount of such tax required to be paid. In the case of (i) above, the amount of such tax paid on behalf of such Member shall be treated as having been distributed to such Member.

12.10               Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

J.H. WHITNEY VI, L.P.

By:	J.H. Whitney Equity Partners VI, LLC
its General Partner

By:	/s/ [ILLEGIBLE]
Name:
Title:

Third Amended and Restated
Limited Liability Company Operating Agreement

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

Signature

Printed Name

Third Amended and Restated
Limited Liability Company Operating Agreement

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Robin Ahearn
Robin Ahearn

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Modesto Alcala
Modesto Alcala

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Richard P. Bermingham
Signature

Printed Name:	Richard P. Bermingham

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Raymond A. Blanchette, III
Raymond A. Blanchette, III

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ William H. Brater III
Signature

Printed Name:	William H. Brater III

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Ellen J. Clarry 03/10/10
Signature

Printed Name:	Ellen J. Clarry

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Kevin Cottingim
Kevin Cottingim

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Edward W. Engel
Edward W. Engel

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Jim Fike
Signature

Printed Name:	Jim Fike

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ John F. Gilbert III
Signature

Printed Name:	John F. Gilbert III

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ James Kuhn

James Kuhn

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Zane Leshner
Signature

Printed Name: Zane Leshner

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Jim Mazany
Jim Mazany

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Edward J. McGraw
Signature

Printed Name:	Edward J. McGraw

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Luis Oliveira
Signature

Printed Name:	Luis Oliveira

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ [ILLEGIBLE]
Signature

Printed Name:	[ILLEGIBLE]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Jeffrey L. Rager
Jeffrey L. Rager

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Limited Liability Company Operating Agreement effective as of the date below.

Date:	3/14/07	/s/ Sean W. Rea
		Print Name:	Sean W. Rea

Second Amended and Restated

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

/s/ Victor M. Runge
Signature

Printed Name:	Victor M. Runge

EXHIBIT A

Member Name	Initial Capital Contribution	Capital Account	Series A Preferred Units	Common Units *
J.H. Whitney VI, L.P.	$80,000,000	$80,000,000	80,000,000	0
Ray Blanchette				4,695,804
Jeff Rager				1,300,000
Ed Engel				655,594
Jim Kun				655,266
Jim Mazany				655,266
Modesto Alcala				500,000
Kevin Cottingim				400,000
Robin Ahearn				209,790
Ed McGraw				150,000
Luis Oliviera				131,119
Jim Fike				125,000
Jim Quinn				125,000
Bill Brayer				125,000
Ellen Clarry				104,895
Victor Runge				80,000
Sean Rea				78,671
Zane Leshner				200,000
John Gilbert				200,000
Dick Bermingham				105,000
Danielle Mookhoek**				47,203
Rob Martin**				30,780
Mike Anders**				32,780
Total	$80,000,000	$80,000,000	80,000,000	10,606,983

*      Common units issued and outstanding will be subject to vesting as set forth in Section 3.3 of the Agreement and the related Grant Agreements.

**   Partially vested economic interest of terminated employees.